CONSENT OF INDEPENDENT AUDITORS


Smith Breeden Trust:

We consent to the use in Post-Effective Amendment No. 18 to Registration Statement
No. 33-44909 of our reports dated May 14, 1999 relating to the Smith Breeden U.S. Equity
Market Plus Fund, Smith Breeden Financial Services Fund, and Smith Breeden High Yield Bond
Fund of Smith Breeden Trust appearing in the Statement of Additional Information, which is a part of such Registration Statement and to the references to us under the captions "Experts" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the
Prospectus, which also is a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Princeton, New Jersey
July 28, 1999